PDI CONTACT:                                                                                                   INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                                      Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                                                      Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                                (212) 838-3777
jesmith@pdi-inc.com                                                                                                    Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                                  (310) 691-7100

PDI Reports First Quarter 2009 Financial Results,
Provides Business Update

Conference Call Begins Today at 4:30 p.m. Eastern Time

SADDLE RIVER, N.J. (May 6 2009) – PDI, Inc. (NASDAQ: PDII), a pioneer in providing contract sales and commercialization services to the biopharmaceutical industry, today reported financial results for the three months ended March 31, 2009, and provided a business update. Highlights of the quarter and recent weeks include:

•	Solid progress toward gaining new business
•	Mutual termination of product commercialization contract
•	Rightsizing of non-field force headcount; continued cost reductions
•	Appointments of Senior Vice Presidents of Sales Services and of Business Development

Summary financial results were:

	For the three-month period
	ended March 31 *
			$
	2009	2008	Change
Revenue, net	$23.5	$32.2	$(8.7)
Gross profit	$5.0	$8.7	$(3.7)
Operating expense	$10.6	$10.4	$0.2
Operating loss	$(5.6)	$(1.7)	$(3.9)
Other income, net	$0.1	$1.2	$(1.1)
Net loss	$(5.7)	$(1.1)	$(4.6)

Loss per share	$(0.40)	$(0.07)	$(0.33)

* Unaudited - $'s in millions except per share information.

Financial Overview – First Quarter 2009 compared to First Quarter 2008

Revenue – Net revenue in the first quarter of 2009 was $8.7 million lower than 2008.  Revenue was lower in both the Sales Services and Marketing Services segments. Sales Services segment revenue for 2009 was $4.8 million lower than 2008. Revenue from new contracts and expansions of existing contracts in this segment was more than offset by lost revenue from the internalization of its contract sales force by one of its long-term clients and the expiration or termination of certain sales force arrangements in effect during 2008.  Marketing Services segment revenue was lower in 2009 by $3.9 million as a result of the continued softness in the market for these types of services overall and the curtailment or postponement of projects by certain significant customers within this segment, specifically within the Pharmakon business unit.   There was no revenue recorded in the Company’s Product Commercialization segment in the first quarter of 2009 or 2008.

Gross profit – Gross profit in the first quarter of 2009 was $3.7 million lower than 2008.  Gross profit declined in Sales Services by $1.7 million and Marketing Services by $2.0 million.  Both of these declines are primarily attributable to lower revenue in these segments. The gross profit margin also declined in the first quarter of 2009 primarily as a result of changes in business mix between Sales Services and Marketing Services segments.

Operating expenses – Total operating expenses were 1% higher in the first quarter of 2009 compared with the prior-year period. Reductions in expense in 2009 from the Company’s ongoing cost-reduction initiatives were offset by termination costs in connection with the first quarter downsizing of non-sales force personnel and costs associated with the strengthening of the Company’s core capabilities.

Operating loss – The $3.9 million increase in operating loss for the first quarter of 2009 compared with 2008 was directly attributable to lower revenue and gross profit in the Sales Services and Marketing Services segments.

Subsequent event – Effective April 22, 2009 the Company reached agreement with Novartis to mutually terminate a promotion agreement that was entered into in April 2008 under PDI’s product commercialization initiative. In connection with the termination of this agreement PDI will provide credits for other sales services currently being provided to Novartis.

Liquidity and Cash Flow

2009 – Cash and cash equivalents as of March 31, 2009 were $81.1 million, a $9.2 million decrease from December 31, 2008.  This decrease is primarily attributable to the first quarter operating loss and cash expenses relating to the Company’s commitments under its product commercialization contract.  As of March 31, 2009, the Company’s cash equivalents were invested almost exclusively in Treasury money market funds.  As of March 31, 2009 the Company had no commercial debt.

CEO Commentary

“During the first quarter and in the short period of time since reporting our fourth quarter 2008 financial results in March we have taken a number of steps to strengthen the Company. During this time we have made solid progress in leveraging and expanding our core capabilities to put us in a stronger position to win new business, significantly strengthened our senior management team, continued our aggressive cost-containment activities and exited our product commercialization contract,“ said Nancy Lurker, Chief Executive Officer of PDI.

“We are confident that we are reaching the end of the process for the award of several new assignments and the renewal of others. These anticipated new sales force arrangements are with both small and large pharmaceutical companies and importantly, with some companies that have not traditionally turned to outsourced sales in the past. We believe that PDI is now becoming better positioned to benefit from the increased outsourcing that we are seeing as evidenced both by requests for proposals and our own proactive discussions. We expect this trend will continue over the coming years, as pharmaceutical companies address the new realities of the business environment and show greater willingness to adapt to new commercial models. That said many of these new opportunities are for somewhat smaller, more flexible sales forces than those that PDI has historically been engaged to provide.

Ms. Lurker added, “We negotiated the mutual termination of our promotion agreement with Novartis under our product commercialization initiative, effective April 22, 2009.   In connection with the termination of this agreement, we are providing credits for other ongoing services to Novartis.

“With the additions of David Kerr as Senior Vice President of Business Development in April and Richard Micali as Senior Vice President of Sales Services in February,  we now have a strong team in place to drive the execution of our business plan.  Both of these new professionals bring many years of pharmaceutical company experience to PDI.  David has a deep understanding of how PDI can enhance our pharmaceutical customers’ own businesses, evidenced by the numerous licensing deals and other business-to-business transactions he spearheaded at Endo Pharmaceuticals.  Rich has broad experience in sales and marketing, ranging from  large sales teams for a number of blockbuster products in multiple therapeutic areas to various specialties including oncology, serving as Vice President of Oncology Sales for Bristol-Myers Squibb.

“At the same time that we have invested in the professional talent we need to grow our business, we also in the first quarter identified areas across the entire business where our staffing was either redundant or could not be supported by the current size of PDI’s business.  As a result, we reduced our non-sales field force numbers by 15% during the first quarter of 2009.  We expect to continue implementing further cost controls.

“While we expect current pharmaceutical industry trends to provide additional opportunities for our CSO business, these same trends are currently having negative impacts on our Marketing Services business. While we can’t predict how long these difficult industry trends will continue, we have increased our effort to aggressively expand our customer base and product offerings. For example, our Pharmakon subsidiary has grown its customer base following an expansion of its presence to the East coast and our TVG subsidiary recently announced the launch of a new suite of forecasting services focused on predicting share and forecasting revenue for a range of needs.”

In conclusion, Ms. Lurker said, “All of our initiatives are intended to meet the challenges our pharmaceutical company customers face as the industry undergoes a sea-change in their business models, with pricing pressure from multiple areas.”

Conference Call

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 643-1203 from outside the U.S. A telephone replay will be available from 6:30 p.m. Eastern time on May 6,

2009 through 11:59 p.m. Eastern Time on May 8, 2009 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 97282446.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: effects of the current worldwide economic and financial crisis; changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; early termination of a significant services contract or the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to obtain additional funds in order to implement PDI’s business model; the ability to successfully develop and generate sufficient revenue from any product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; the ability to increase revenues and successfully manage the size of PDI’s operations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; the results of any future impairment testing for goodwill and other intangible assets; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2008, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)	(unaudited)

Revenue, net	$23,531	$32,229
Cost of services	18,559	23,530
Gross profit	4,972	8,699

Compensation expense	6,293	6,133
Other selling, general and administrative expenses	4,258	4,274
Total operating expenses	10,551	10,407
Operating loss	(5,579)	(1,708)

Other income, net	103	1,150
Loss before income tax	(5,476)	(558)
Provision for income tax	239	502

Net loss	$(5,715)	$(1,060)

Loss per share of common stock:
Basic	$(0.40)	$(0.07)
Diluted	(0.40)	(0.07)
	$(0.40)	$(0.07)
Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,223	14,223
Diluted	14,223	14,223

Segment Data
(in thousands)

	Sales	Marketing	Product
	Services	Services	Commercialization	Consolidated
Three months ended March 31, 2009:
Revenue	$20,494	$3,037	$-	$23,531
Gross profit	3,639	1,333	-	4,972
Gross profit %	17.8%	43.9%		21.1%

Three months ended March 31, 2008:
Revenue	$25,256	$6,973	$-	$32,229
Gross profit	5,348	3,351	-	8,699
Gross profit %	21.2%	48.1%		27.0%

Selected Balance Sheet Data
(in thousands)
	March 31,	December 31,
	2009	2008
	(unaudited)

Cash and short-term investments	$81,077	$90,233
Working capital	$77,502	$81,639
Total assets	$133,433	$149,036
Total liabilities	$31,576	$41,929
Total stockholders' equity	$101,857	$107,107

Selected Cash Flow Data
(in thousands)
	March 31,	March 31,
	2009	2008
	(unaudited)	(unaudited)
Net loss	$(5,715)	$(1,060)
Non-cash items	$1,379	$1,794
Net change in assets and liabilities	$(4,780)	$3,310
Net cash (used in) provided by operations	$(9,116)	$4,044
Change in cash and short-term investments	$(9,156)	$4,097